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Walmart’s Global Compliance Program

Report on Fiscal Year 2015

At Walmart, we are committed to ethics, compliance, and doing business the right way.

I am pleased to share our second annual report on our global compliance program. This report highlights significant strides we’re making to elevate our compliance program globally. I’m proud of these accomplishments, as they advance our never-ending mission to ensure the trust of our customers, associates and shareholders.

Doug McMillon

President and CEO, Wal-Mart Stores, Inc.

April 22, 2015

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Building on our Progress

In fiscal year 2014 (FY14), Walmart devoted significant resources to build the framework of our enhanced compliance program with the goal of operating a consistent, unified program around the globe. Last year’s report highlighted several structural changes to the company’s compliance function, summarized the expansion of Walmart’s global compliance team and identified areas in which Walmart instituted new or improved procedures and systems to promote compliance throughout our business.

Walmart’s FY14 report measured progress against a prioritized list of compliance-related enhancements our senior management developed in close coordination with the Audit Committee of the company’s Board of Directors. The objectives reflected careful thinking about how to build a structure that would not only immediately enhance the company’s compliance efforts, but also enable a cycle of continuous self-assessment and improvement in the years to come.

For FY15 (which ended January 31, 2015), senior management again worked with the Audit Committee to analyze data about the company’s risks and develop a list of prioritized objectives to guide the global compliance organization’s continuing efforts. The work from FY14 enabled and improved that priority-setting process. For example, in FY14 the company recruited a number of experts in various disciplines to work in our U.S., International, and eCommerce businesses. With these experts in place, the process for identifying, analyzing and prioritizing compliance risks for FY15 was even more thorough and informed.

Through this process, senior management and the Audit Committee agreed on 72 compliance objectives to be accomplished during FY15. As in FY14, the Board’s Compensation, Nominating and Governance Committee (“CNGC”) conditioned a portion of the compensation for the company’s most senior executives on the company making adequate progress in achieving these objectives. Under the oversight of the Audit Committee and CNGC, the company assigned each objective to one or more senior executives to oversee, based on which executives’ areas of authority related to each objective.

As in FY14, our senior management reported regularly to the Audit Committee and CNGC on the status of these objectives throughout the year. By the conclusion of FY15, the company completed 70 of the 72 objectives and partially accomplished the remaining two. Senior management recommended that work on the goals of the remaining two objectives be carried into the current fiscal year. In light of these results, the Audit Committee and CNGC concluded the company made adequate progress in achieving the objectives, and did not elect to exercise the option to reduce our executives’ compensation. For additional discussion of this topic, please see pages 52-53 of our 2015 proxy statement.

Just as these annual objectives built on the work we accomplished the year before, this report picks up where last year’s left off. It provides an overview of the company’s work to develop our compliance program over the last fiscal year through examples of the projects we undertook. As we identified, selected and worked on the objectives, we grouped them into three top-level categories: People, Policies and Processes, and Systems and Analytics. This report follows the same structure.

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People

Over the last few years, our senior executives and compliance professionals have examined the core areas of risk in our business and used that information to focus our compliance program efforts. In each of our markets, our compliance program addresses at least 14 key subject matters:

•	Anti-corruption

•	Antitrust

•	Consumer protection

•	The environment

•	Financial services compliance

•	Food safety

•	Health and safety

•	Health and wellness

•	International trade

•	Labor and employment

•	Licenses and permits

•	Privacy

•	Product safety

•	Responsible sourcing

Each market may add topics to the program based on risks specific to that market. Once we identified these compliance topics, the company in FY14 hired or named a global Subject Matter Leader in each of these 14 areas to provide top-level expertise and to help maintain consistently high standards across our business units.

The next step, accomplished in FY15, was to hire and realign additional compliance staff to round out our market-level compliance teams. This process included recruiting additional staff and clearly allocating responsibilities among our compliance teams to address the 14 subject matters in our Walmart U.S. and international businesses. It also included developing training programs to ensure our compliance associates apply the latest developments and innovations in their field.

While these efforts to hire and train within the compliance program improved our capabilities, we realize the work of the more than 2,000 associates in our formal compliance program is only a portion of what’s needed in our overall compliance efforts if we are to succeed. It also is important to give our associates the training, tools and support they need to serve our customers in the right way. So in FY15 we updated and extended our compliance training programs. These enhancements are discussed in greater detail below. Additionally, recognizing the key role our company leaders play in shaping our culture and in teaching behaviors, we revised our evaluation processes for a number of key leadership positions to more clearly include compliance matters.

Walmart has a long-standing program to define and promote ethical behavior. Walmart Global Ethics is responsible for promoting Walmart’s culture of integrity. Global Ethics is the custodian of Walmart’s Statement of Ethics (https://walmartethics.com), and handles questions about ethical issues as well as concerns or reports of wrongdoing, among other responsibilities. Like our compliance program, our ethics function has significantly grown and developed over the last few years. In FY15, we announced a plan to merge Walmart’s Ethics and Compliance programs,

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which will align Walmart with industry norms and make our programs more effective as these teams leverage one another’s capabilities. We expect to complete the transition globally in FY16.

Anti-corruption is a particular area of emphasis for our compliance program. During FY15, we continued to develop our internal anti-corruption resources. For example, we supplemented our anti-corruption leadership team by recruiting anti-corruption directors in the eCommerce businesses at Walmart.com.br (Brazil) and Yihaodian.com (China). Working with Walmart’s global anti-corruption team, these new directors conduct due diligence, develop and provide anti-corruption training, and oversee the implementation of anti-corruption policies and procedures.

Also in FY14, Walmart began to appoint teams of compliance monitors in each of our international retail markets. These monitors (known as Continuous Improvement Teams) regularly visit our stores, assess the effectiveness of our compliance controls at store level, train our managers and associates on proper compliance procedures, and assist the operators in correcting any issues identified. During FY15, the Continuous Improvement Team completed over 5,500 assessments at our retail locations, identified any deviations from our policies and processes, and collaborated with our store operators to correct over 90% of those issues by year end.

In FY15 we expanded this concept by beginning to carry out a multi-year plan to establish teams of compliance monitors focused on anti-corruption policies and our related financial controls. As with the existing Continuous Improvement Teams, these monitors are designed to constantly assess and improve our performance. We began the process of appointing these internal anti-corruption monitors in FY14 and the monitors conducted their first assessments in FY15.

In light of the progress in building our internal anti-corruption capabilities, in FY15 we transitioned to our internal staff a number of activities that external consultants had been handling. This increases the capabilities of our internal anti-corruption team, which is critical to the effectiveness and long-term sustainability of our anti-corruption program.

Policies and Processes

Last year’s report noted that in FY14 our global compliance Subject Matter Leaders reviewed and revised the company’s global policies on each of the 14 key compliance subject matters. Building on that experience, in FY15 the company undertook a project to review and, as necessary, revise the corresponding jurisdiction-specific procedures in each of our retail markets. As a result, over the last two years we have taken both a global and market-specific view of our procedures and have incorporated the most recent developments in applicable regulations.

This process of reassessing and adjusting will recur periodically to ensure the company’s policies, processes and other compliance efforts remain relevant to our business conditions. To inform the process, we conduct periodic formal compliance risk assessments. The company conducted such assessments in FY14 and FY15. With each assessment, we are able to refine our knowledge of the issues that may affect our business and to measure the effectiveness of our controls and other compliance measures. The information obtained during the FY15

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assessments also provided critical data for senior management and our Board to use in establishing the priorities (and the formal compliance objectives) for FY16.

In addition to refining our written policies and procedures, we continue to devote substantial attention to training our associates through various formal and informal means. For example, in FY14 the company designed an enhanced global anti-corruption training and communication program to further define target audiences for anti-corruption messaging and to more effectively teach anti-corruption principles. This program came to life over the past year in several ways, including:

•	Developing simplified anti-corruption messaging for use in our stores in five key markets;

•	Providing anti-corruption training to our associates around the world in seven languages;

•	Delivering communications from business leaders in each international market regarding integrity and anti-corruption;

•	Enhancing the ways in which we track our anti-corruption training efforts; and

•	Expanding our anti-corruption training beyond our associates to include key third-parties who do business with Walmart. In FY15, we provided anti-corruption training to third-party partners in 10 international markets.

Of course, anti-corruption is only one focus of our training efforts. In FY15 we also improved our training efforts by:

•	Developing onboarding compliance training materials for new associates in each of our markets; and

•	Expanding our compliance training to provide additional information for our newly promoted or hired global officers upon assuming their new positions.

In FY15 we also reviewed and enhanced a number of our key compliance processes to make them more efficient and effective. These enhancements related to processes for preventing money laundering, complying with foreign asset control regulations, and securing our licenses and permits around the globe, among others.

FY15 was a notable year of progress for our global food safety program. For example, for the past 15 years, the non-governmental Global Food Safety Initiative has provided guidance for industry-driven food-safety standards to achieve a safer global supply chain. To assess compliance with the initiative’s standards, third-party auditors compare companies’ practices to one or more of the initiative’s “recognized schemes”—industry standards the initiative has determined meet internationally recognized food-safety requirements. Walmart has long been a leader in this process. In 2008, we became the first nationwide U.S. grocer to adopt the initiative’s standards. And in FY15, our International division more than doubled the percentage of company-owned food-production factories certified under the initiative. These certifications

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provide our customers with assurance that the food produced at these facilities meets the highest safety standards.

Finally, several of our FY15 objectives addressed compliance and social responsibility in our supply chain. We value the women and men who make the products we sell at Walmart. Over the past year, we introduced several key improvements to our Responsible Sourcing program to help factories, suppliers and our own associates understand their roles in creating safe, positive working environments. This includes obtaining increased disclosures from suppliers who make our private-brand products. We are using those disclosures (along with other data) to move to a risk-based approach to auditing factories. In the last year we also revised and published enhanced fire-safety standards and comprehensive training materials to help factories improve compliance with our standards for suppliers. Finally, we have developed partnerships with external groups focused on worker well-being and safety, such as the Alliance for Bangladesh Worker Safety, the Coalition of Immokalee Workers, and Stronger Together. By strengthening our internal programs and establishing partnerships to drive progress on key industry-wide issues, we are able to make an even bigger difference for workers in our supply chain.

Systems & Analytics

With many retail locations and associates throughout the world, we have a wealth of data available to help us anticipate and identify compliance risks. Efficiently collecting and utilizing those data can be a challenge. In FY14, the company launched an ambitious effort to develop and deploy a number of global systems to assist with this task. In FY15, the company spent more than $40 million USD carrying out this effort and made significant progress in installing and utilizing these technologies. This included technology to:

•	Track the work of Walmart’s Continuous Improvement Teams around the globe. These teams visit our locations to monitor conditions and to provide training when necessary. When the teams visit a location, this closed-loop system helps them document observations and follow up on prior findings.

•	Conduct due diligence research on third parties that may interact with governmental entities on our behalf. The technology, for instance, collects information from the third parties about their businesses and key personnel; it then searches various databases to identify adverse news stories, litigation, government sanctions, and politically exposed persons relating to the third parties and their key personnel.

•	Deliver training in a more efficient and engaging way. This enhanced training technology has been installed in several of our retail markets’ home offices and will be expanded in FY16.

•	Centralize the oversight of our license and permit applications and renewals. In FY15, we extended a global license-management system into 11 of our international retail markets. The expanded management system organizes the licensing and permitting requirements in each market, simplifies the process for applying for licenses, and provides a single repository for documentation associated with our licensing obligations.

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Our associates now have critical licensing information at their fingertips, along with analytics to predict and prepare for our licensing needs.

•	Streamline the process of ensuring that the food we sell is top quality and safe. For years we have used a Sustainable Paperless Auditing and Record Keeping (“SPARK”) system in our U.S. stores. SPARK utilizes state-of-the-art devices to measure food temperatures and electronically track the information. In FY15, we began a multi-year plan to expand the SPARK system to our international retail markets.

Looking Down the Road

These examples are a subset of the company’s progress in addressing ethics and compliance issues in FY15. Find additional examples in Walmart’s’ Global Responsibility Report. All of these efforts are part of Walmart’s continuing commitment to doing business the right way.

To support that commitment, the company and our Board have elected to use again in FY16 the same process for setting top-level compliance objectives. For this third year of setting such objectives, and following discussions of both our progress and our data on current risks and performance, senior management proposed focusing on 40 compliance objectives to be accomplished in FY16. The Audit Committee and CNGC approved these objectives and once again linked them to a portion of our senior executives’ compensation. We look forward to seeing these improvements and innovations help our business flourish and our customers live better.

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